UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 1, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Lease Agreement

On June 1, 2009, Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”), entered into a First Amendment of Lease (“First Amendment”) to the Commercial Lease dated as of June 2, 2004 ( “Lease”) with Wheatley-Fields, LLC (“Landlord”), successor in interest to The Board of Trustees of the Leland Stanford Junior University. Under the First Amendment, the term of the Lease has been extended by 36 months (“Extended Term”) at a set rental rate for each 12 month period beginning September 1, 2009. September 1, 2009 is also both the effective date of the First Amendment and the date the Lease would otherwise have expired.

Under the terms of the First Amendment the monthly base rent will change from its current rate of $67,964 per month to the following: $65,772.00 per month from September 1, 2009 through August 31, 2010; $74,541.60 per month from September 1, 2010 through August 31, 2011; and $78,926.40 per month from September 1, 2011 through August 31, 2012.

Jazz Pharmaceuticals has two consecutive renewal options to extend the term of the Lease for a period of two years beyond the Extended Term. If an option is exercised, each renewal term will be upon the same terms and conditions as the original term, except that the base rent will be the prevailing market rent as determined pursuant to the terms of the Lease.

The foregoing description of the material terms of the First Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the First Amendment that is attached to and filed as an exhibit to this 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.86	First Amendment of Lease dated June 1, 2009, by and between Jazz Pharmaceuticals, Inc. and Wheatley-Fields, LLC, successor in interest to the Board of Trustees of the Leland Stanford Junior University

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol Gamble
Carol A. Gamble
Senior Vice President, General Counsel
and Corporate Secretary

Date: June 4, 2009